Exhibit 10.134

Halo Technology Holdings
200 Railroad Avenue
Greenwich, CT 06830

October      , 2006

Vision Opportunity Master Fund, Ltd.

Re: HALO Technology Holdings, Inc. (the “Company”)

Gentlemen:

This letter sets forth our understanding and agreement concerning your investment in 10% Subordinated Convertible Notes of the Company (the “Notes”) and warrants (the "Warrants”) pursuant to the terms of the Subscription Agreement between you and the Company, a copy of which is attached hereto as Exhibit A (the “Subscription Agreement”).

The Notes and Warrants that you are purchasing pursuant to the Subscription Agreement shall be (x) pursuant to the terms described on the Term Sheet attached hereto as Exhibit B or (y) pursuant to any additional terms that may be agreed to by you and the Company; it being expressly agreed to by the Company that if the Company enters into an agreement with any other investors in its current financing round with more favorable terms than those set forth on Exhibit B attached hereto, the Notes and Warrants purchasable by you under the Subscription Agreement shall be issued to you on such more favorable terms.

In consideration for entering into the Subscription Agreement and acting as lead investor, in addition to the Notes and Warrants that you shall purchase pursuant to the Subscription Agreement, the Company shall also issue to you warrants in substantially the form of Exhibit C attached hereto exercisable for an aggregate of 1,102,942 shares of Common Stock at an exercise price of $0.80 per share (the “Additional Warrants”). The definition of “Warrants” in the Subscription Agreement shall be deemed to include the Additional Warrants for all purposes of this letter agreement and the Subscription Agreement, including, without limitation, Section 7 (“Representations, Warranties and Covenants of the Company”) and Section 11 (“Registration Rights”) of the Subscription Agreement.

The Company shall issue you the Additional Warrants upon your payment to the Company of the purchase price under the Subscription Agreement to be made on the date hereof.

For as long as you are a holder of at least 25% of the Notes or Warrants purchased by you in connection with the Offering (as defined in the Subscription Agreement) (or the shares of Common Stock issuable upon the conversion or exercise thereof), you will have the right to nominate one director to the Company’s board of directors. The Company shall recommend that its shareholders approve such nomination at any shareholders’ meeting for the election of directors or in connection with any written consent of shareholders of the election of directors.

The Company covenants that it shall reduce its parent company overhead by a minimum of 25% within six (6) months of the Closing. The Company shall deliver a certificate signed by its chief financial officer certifying to such reduction and providing detailed evidence thereof on or before the six (6) month anniversary of the Closing.

The Company represents that it has entered into an agreement of sale for its subsidiary Grupta Technologies, LLC and has received an initial deposit on the purchase price in the amount of $500,000. The Company represents that such transaction shall close on or before December 29, 2006, subject to the fulfillment of the closing conditions, and the Company shall use at least $5 million of the estimated $6 million in sale proceeds to reduce the amount of its indebtedness to Fortress Credit Corp.

Other than Soma Partners, the Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by you relating to the Subscription Agreement or the transactions contemplated thereby. The Company shall pay any and all fees and expenses of Soma Partners relating to your participation in this Offering.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Investors.

This agreement cannot be modified except in writing.

Very truly yours,

HALO TECHNOLOGY HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

VISION OPPORTUNITY MASTER FUND, LTD.

By:
Name:
Title: